SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G




             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                         Mobius Management Systems, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)



                                    606925105
                                 (CUSIP Number)


                               December 31, 1998
             (Date of Event Which Requires Filing of this Statement)


Check    the  appropriate  box to  designate  the rule  pursuant  to which  this
Schedule  is  filed:  |_|  Rule  13d-1(b)  |_| Rule  13d-1(c)  |X| Rule 13d-1(d)







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                                  SCHEDULE 13G

CUSIP No. 606925105                                          Page 2 of 6 Pages
-------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON

         Joseph J. Albracht

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ###-##-####

2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)   |_|

(b)   |_|

3)       SEC USE ONLY


4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

                               5)     SOLE VOTING POWER
                                      4,078,500
         NUMBER
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not applicable
         BENEFICIALLY
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         4,078,500
         REPORTING
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not applicable


9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             4,078,500
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9) EXCLUDES CERTAIN SHARES |_|

11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 22.9%
12)      TYPE OF REPORTING PERSON

         IN
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                                  Schedule 13G

Item 1(a).   Name of Issuer:

Mobius Management Systems, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

120 Old Post Road
Rye, New York 10580

Item 2(a).   Name of Person Filing:

Joseph J. Albracht

Item 2(b).   Address of Principal Business Office or, if None, Residence:

120 Old Post Road
Rye, New York 10580

Item 2(c).   Citizenship:

USA

Item 2(d).   Title of Class of Securities:

Common Stock

Item 2(e).   CUSIP Number:

606925105

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a) |_|  Broker or Dealer Registered Under Section 15 of the Act(15 U.S.C. 78o)

(b) |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c) |_|  Insurance  Company as defined in section  3(a)(19)of the Act (15 U.S.C.
         78c)

(d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e) |_| Investment Adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)


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(f) |_| Employee  benefit plan or endowment fund in accordance with
        ss.240.13d-1(b)(1)(ii)(F)

(g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

(h) |_| Savings Association as defined inss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940
        (15 U.S.C. 80a-3)

(j)  |_|  Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.      Ownership.

(a)  Amount beneficially owned:

4,078,500

(b) Percent of class:

             22.9%

(c) Number of shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote:

                               4,078,500

                 (ii) Shared power to vote or to direct the vote:

                               Not applicable

                 (iii) Sole  power to  dispose or to direct the  disposition of:

                               4,078,500

                  (iv) Shared  power to dispose or to direct the disposition of:

                               Not applicable

Item 5.      Ownership of Five Percent or Less of a Class.

Not applicable



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Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.      Identification and Classification of Members of the Group.

Not applicable

Item 9.      Notice of Dissolution of Group.

Not applicable

Item 10.     Certification.

Not applicable


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                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                February 12, 1999
                                      Date


                                /s/ Joseph J. Albracht
                                    Signature


                                  Joseph J. Albracht